UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): July 31, 2017 Crossroads Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15331	74-2846643
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11000 North MoPac Expressway #150, Austin, Texas	78759
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 349-0300

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Coleman Agreement and Release

On July 31, 2017, Crossroads Systems, Inc. (the “Company”) entered into an Agreement and Release by and between the Company and Richard K. Coleman, Jr., the Company’s Chief Executive Officer and President (the “Coleman Agreement”), as well as a new Employment Agreement between the Company and Mr. Coleman (the “New Employment Agreement”), which was attached as Exhibit A to the Coleman Agreement. The Coleman Agreement, among other things, (i) terminates Mr. Coleman’s Amended and Restated Employment Agreement with the Company dated August 1, 2016 (the “2016 Employment Agreement”), as well as Mr. Coleman’s employment as President and Chief Executive Officer of the Company, each effective as of July 31, 2017, and (ii) provides for Mr. Coleman’s employment, effective as of August 1, 2017, as Executive Director of the Company’s Board of Directors and Principal Executive Officer of the Company pursuant to the terms and conditions set forth in the New Employment Agreement.

The Coleman Agreement provides for Mr. Coleman to receive a lump sum payment equal to $300,000 in full and final satisfaction of all amounts owed to Mr. Coleman under the 2016 Employment Agreement. The Coleman Agreement also provides for the termination of any stock options or warrants issued to Mr. Coleman by the Company.

The New Employment Agreement provides for Mr. Coleman to receive an annual base salary of $75,000. In the event that Mr. Coleman’s employment is terminated by Mr. Coleman for any reason after completion of six (6) months of the term, for Good Reason (as defined in the New Employment Agreement) at any time, or by the Company at any time for any reason, the Company will pay to Mr. Coleman (i) payment of his base salary accrued up to and including the date of termination or resignation, (ii) payment in lieu of any accrued but unused vacation time, (iii) payment of any unreimbursed expenses, (iv) payments and benefits under any Company benefit plan, program or policy, and (v) a lump sum payment equal to $320,000.

Retention and Severance Agreements

On July 31, 2017, the Company also entered into an amended Retention and Severance Agreement with each of Jennifer Crane, the Company’s Chief Financial Officer, and Mark Hood, the Company’s Executive Vice President (the “Severance Agreements”).

Pursuant to the Severance Agreements, Ms. Crane and Mr. Hood will each be eligible to earn a retention bonus of $35,000 to be paid in a lump sum payment within 10 days of December 31, 2017 (the “Retention Bonus”). Ms. Crane’s annual salary will remain $175,000 and Mr. Hood’s annual salary will remain $225,000. The Severance Agreements also provide for the termination of any stock options or warrants issued to each of Ms. Crane and Mr. Hood by the Company.

In the event that Ms. Crane or Mr. Hood’s respective employment is terminated with Cause (as defined in the Severance Agreements) or he or she voluntarily resigns, each at any time prior to December 31, 2017, he or she will not be eligible for any portion of his or her Retention Bonus, as applicable. In the event that Ms. Crane or Mr. Hood’s respective employment is terminated without Cause or for Good Reason (each as defined in the Severance Agreements), they shall be entitled to receive: (i) a severance payment equal to twelve (12) months of base salary, (ii) a payment for up to six (6) months of the premiums associated with continuation of health insurance benefits pursuant to COBRA, and (iii) the immediate vesting of all options and all other awards held.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Dated: August 4, 2017	By:	/s/ Richard K. Coleman, Jr.
		Name:	Richard K. Coleman, Jr.
		Title:	Executive Director